Exhibit 10.55
April 10, 2009
PERSONAL & CONFIDENTIAL
Mr. Robert E. Miller
Chief Financial Officer
Oculus Innovative Sciences, Inc.
1129 North McDowell Boulevard
Petaluma, CA 94954
Dear Robert:
     Dawson James Securities, Inc. (“DJSI”) is pleased to act as placement agent for Oculus Innovative Sciences, Inc. (the “Company”, or “Oculus”) in connection with the proposed offering of the Company’s equity securities as described in this letter (the “Registered Placement”), subject to the terms and conditions of this letter agreement, with the exception of funding received from corporate partnerships for the Company’s products and transactions between the Company and Merriman Curhan Ford & Co. We will provide investment banking services to the Company which may include: (i) advising the Company with respect to the proposed structure, terms and conditions of the Registered Placement and (ii) reviewing publicly-available documents to advise whether the Company has an appropriate capital structure given its market opportunity, with the understanding that DJSI may advise changes in the Company’s capital structure as a result of this review and present strategies to effect such changes. The purpose of this letter is to memorialize the terms of our engagement by the Company.
     1. Transaction Summary. During the term of this engagement, as defined in paragraph 7, DJSI will be the placement agent to the Company with respect to the Registered Placement pursuant to a registration statement on Form S-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) for approximately $2 million of the Company’s newly issued common stock and warrants (the “Units”, or “Securities”). The specific terms of this Registered Placement will depend on the results of DJSI’s due diligence, as well as market conditions, and will be subject to negotiation between the Company and DJSI.
     2. Best Efforts: It is understood that DJSI’s involvement is strictly on a best efforts basis and that the consummation of the Registered Placement will be subject to, among other things, market conditions.
     3. Interim Activity. Except in connection with (i) the exercise of warrants and options outstanding prior to the closing of the Registered Placement, and (ii) the Company’s grant of options to its officers, directors and employees under its stock option plan, the Company will not, without DJSI’s prior written consent (not to be unreasonably withheld or delayed): (A) sell any shares of capital stock or issue warrants or options, unless they have already been approved by the Company, or (B) purchase any shares of capital stock of the Company during the term of this engagement.
During the term of this engagement, the Company will not solicit or negotiate with any other person or entity to act as financial advisor, underwriter, or placement agent or to provide other investment services to the Company with respect to an underwritten public offering or private placement of its securities.
     4. Information Provided to DJSI. In connection with our engagement, the Company has agreed to furnish to DJSI, on a timely basis, all relevant information needed by DJSI or its advisors or legal counsel to perform under the terms of this letter agreement. During our engagement, it may be necessary for us: to interview the management of, the auditors for, and the consultants and advisors to the Company; to rely

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(without independent verification) upon data furnished to us by them; and to review any financial and other reports relating to the business and financial condition of the Company as we may determine to be relevant under the circumstances. In this connection, the Company will make available to us such information as we may request, including information with respect to the assets, liabilities, earnings, earning power, financial condition, historical performance, future prospects and financial projections and the assumptions used in the development of such projections of the Company. We agree that all nonpublic information obtained by us in connection with our engagement will be held by us in strict confidence and will be used by us solely for the purpose of performing our obligations relating to our engagement.
     We do not assume any responsibility for, or with respect to, the accuracy, completeness or fairness of the information and data supplied to us by the Company or its representatives. In addition, the Company acknowledges that we will assume, without independent verification, that all information supplied to us with respect to the Company that is included in the Registration Statement will be true, correct and complete in all material respects and will not contain any untrue statements of material fact or omit to state a material fact necessary to make the information supplied to us not misleading. If at any time during the course of our engagement the Company becomes aware of any material change in any of the information previously furnished to us, it will promptly advise us of the change or furnish us with additional information.
     5. Company Representations. The Company will:
(a)	On the Closing Date, cause outside counsel to the Company to deliver an opinion to DJSI regarding compliance by the Company with the Securities Act of 1933, as amended (the “Securities Act”), and such additional matters as DJSI shall reasonably request. In addition, DJSI shall be entitled to rely on any opinion delivered to the purchasers by counsel to the Company in connection with this Registered Placement.
     6. Scope of Engagement. The Company acknowledges that we will not make, or arrange for others to make, an appraisal of any physical assets of the Company. Nonetheless, if we determine after review of the information furnished to us that any such appraisal or appraisals are necessary or desirable, we will so advise the Company and, if approved by the Company in writing, the costs incurred in connection with such appraisal(s) will be borne by the Company.
     DJSI has been engaged by the Company only in connection with the matters described in this letter agreement and for no other purpose. We have not made, and will assume no responsibility to make any representation in connection with our engagement as to any legal matter. Except as specifically provided in this letter agreement, DJSI shall not be required to render any advice or reports in writing or to perform any other services.
     7. Term of Engagement.
(a)	Our representation on a non-exclusive basis will continue from the date of this letter agreement until April 26, 2009 at which time DJSI will become the exclusive placement agent for the Company for a period of twelve (12) months from the date first set forth above; however, the Company may terminate the relationship at any time upon thirty days written notice to DJSI and DJSI may terminate the relationship at any time upon written notice to the Company; provided, that no such expiration or termination will effect the matters set forth in Sections 9 and 18 of this letter agreement. In the event of the expiration of this letter agreement, or DJSI terminates this letter agreement for

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reasons that are reasonably related to (i) unfavorable business or financial results of or prospects for the Company or other unfavorable change in the condition or general affairs of the Company; (ii) the discovery of any defect in the authorization, validity of issuance or fully paid status of any of the Company’s outstanding securities; (iii) the discovery by DJSI at any time that any of the Company’s business, plans, prospects, condition (financial or otherwise) or projections are materially different from the most recent information with respect thereto previously provided to DJSI; (iv) an inability to execute a mutually satisfactory placement agency agreement; or (v) the failure or inability to qualify or register the offer and sale of the Securities in a sufficient number of states to allow DJSI to form a satisfactory syndicate, DJSI’s reasonable out-of-pocket expenses actually incurred in connection with this letter agreement shall be reimbursed by the Company, subject to the limitations of paragraph 8.
     8. Fees and Expenses. Upon signing of this letter agreement, DJSI will be paid a cash deposit of $10,000 (the “Deposit”) against actual out-of-pocket expenses; any unused amounts of the Deposit will be returned to the Company along with appropriate documentation of amounts expended promptly upon demand by the Company in writing. In addition, at the closing of the Registered Placement the Company shall also reimburse DJSI for any actual legal expenses incurred in connection with the Registered Placement up to a maximum of $25,000 with prior approval of the amount by the Company, which should be paid out of the deposit first. Any remaining deposit will be offset against the Transaction Fee.
Compensation for our investment banking services will be as follows:
Transaction Fee. Upon closing of the Registered Placement, the Company will pay DJSI a transaction fee in cash (the “Fee”) in an amount equal to 10.0% of the gross proceeds received from sale of its Securities. DJSI agrees that the Fee is contingent on the closing of the Registered Placement, and that the Company will not be obligated to pay the Fee unless the Registered Placement is completed. Furthermore, if a subsequent financing transaction is completed with newly introduced investors, which participated in the financing, listed on the Investor List, which is mutually agreed upon, within the six (6) month period commencing with the closing of the Registered Placement the fees described in this letter agreement will be payable to DJSI.
Transaction Fee Warrants. Upon closing of the Registered Placement, the Company will issue DJSI 5-year warrants with an exercise price and terms similar to that of the investors to purchase 10.0% of the Common Stock sold in the Registered Placement.
The Company acknowledges and agrees that it will be responsible for, and shall pay all costs and expenses related to the purchase, sale and delivery of its Securities in the Registered Placement. This includes, without limitation, all fees and expenses of filing with the SEC and FINRA, all Blue Sky fees and expenses, fees and disbursements of counsel and accountants for the Company, printing costs, and any Company specific road show costs and expenses of Company management and/or staff. Furthermore, if a Registered Placement is completed, DJSI will also be provided the right of participation as an agent in up to 25% any future financings, not related to strategic partners, mergers, acquisitions or compensation to directors, employees and consultants, the Company may pursue within the next 18 months.
     9. Indemnity and Contribution. The parties agree to the terms of DJSI’s standard indemnification agreement, which is attached hereto as Appendix A and incorporated herein by reference. The provisions of this paragraph 9 shall survive any termination of this letter agreement.

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     10. Other Business. The Company understands that if DJSI is asked to act for the Company in any other formal additional capacity relating to this engagement but not specifically addressed in this letter, then such activities shall constitute separate engagements and the terms and conditions of any such additional engagements will be embodied in one or more separate written agreements, containing provisions and terms to be mutually agreed upon, including without limitation appropriate indemnification provisions. The indemnity provisions in Appendix A shall apply to any such additional engagements, unless superseded by an indemnity provision set forth in a separate agreement applicable to any such additional engagements, and shall remain in full force and effect regardless of any completion, modification or termination of DJSI’s engagement(s).
     11. Other DJSI Activities. DJSI is a full service securities firm engaged in securities trading and brokerage activities as well as investment banking and financial advisory services. In the ordinary course of our trading and brokerage activities, DJSI or its affiliates may hold positions, for its own account or the accounts of customers, in equity, debt or other securities of the Company or any other company that may be involved in a transaction with the Company.
     12. Compliance with Applicable Law. In connection with this engagement, the Company and DJSI will comply with all applicable federal, state and foreign securities laws and other applicable laws.
     13. Independent Contractor. DJSI is and at all times during the term hereof will remain an independent contractor, and nothing contained in this letter agreement will create the relationship of employer and employee or principal and agent as between the Company and DJSI or any of its employees. Without limiting the generality of the foregoing, all final decisions with respect to matters about which DJSI has provided services hereunder shall be solely those of the Company, and DJSI shall have no liability relating thereto or arising therefrom. It is understood that DJSI responsibility to the Company is solely contractual in nature and that DJSI does not owe the Company, or any other party, any fiduciary duty as a result of its engagement.
     14. Successors and Assigns. This letter agreement and all obligations and benefits of the parties hereto shall bind and shall inure to their benefit and that of their respective successors and assigns. The indemnity and contribution provisions incorporated into this letter agreement are for the express benefit of the officers, directors, employees, consultants, agents and controlling persons of DJSI and their respective successors, assigns and parent companies.
     15. Announcements. The Company grants to DJSI the right to place customary announcement(s) of this engagement in certain newspapers and to mail announcement(s) to persons and firms selected by DJSI, and all costs of such announcement(s) will be borne by DJSI. DJSI agrees that all such announcements shall be made in compliance with federal and state securities laws, and subject to approval by the Company.
     16. Governing Law and Arbitration. This agreement shall be governed by and construed under the laws of the State of Delaware applicable to contracts made and to be performed entirely within the State of Delaware.
     17. General Provisions. No purported waiver or modification of any of the terms of this letter agreement will be valid unless made in writing and signed by the parties hereto. Section headings used in this letter agreement are for convenience only, are not a part of this letter agreement and will not be used in construing any of the terms hereof. This letter agreement constitutes and embodies the entire understanding and agreement of the parties hereto relating to the subject matter hereof, and there are no other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof. No

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representation, promise, inducement or statement of intention has been made by either of the parties hereto which is to be embodied in this letter agreement, and none of the parties hereto shall be bound by or liable for any alleged representation, promise, inducement or statement of intention, not so set forth herein. No provision of this letter agreement shall be construed in favor of or against either of the parties hereto by reason of the extent to which either of the parties or its counsel participated in the drafting hereof. If any provision of this letter agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions hereof shall in no way be affected and shall remain in full force and effect. This letter agreement may be executed in any number of counterparts and by facsimile signature.
     18. Nondisclosure. The Company agrees that any information or advice (other than any information or advice relating to the U.S. tax treatment and U.S. tax structure of any transaction) rendered by DJSI or any of DJSI representatives in connection with this engagement is for the confidential use of the Company only and the Company will not, and will not permit any third party to, disclose or otherwise refer to such advice or information or to DJSI in any manner without the prior written consent of DJSI.

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If the foregoing correctly sets forth your understanding of our agreement, please sign the enclosed copy of this letter and return it to DJSI.

Very truly yours, DAWSON JAMES SECURITIES, INC.
By:	/s/ Joseph E. Balagot
Joseph E. Balagot
Senior Managing Director

     The undersigned hereby accepts, agrees to and becomes party to the foregoing letter agreement, effective as of the date first written above.
OCULUS INNOVATIVE SCIENCES, INC.

By:	/s/ Robert E. Miller Robert E. Miller
Chief Financial Officer

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April 7, 2009

APPENDIX A—INDEMNIFICATION AGREEMENT
The Company agrees to indemnify and hold harmless DJSI and its officers, directors, employees, consultants, attorneys, agents, affiliates, parent company and controlling persons (within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended) (DJSI and each such other persons are collectively and individually referred to below as an “Indemnified Party”) from and against any and all loss, claim, damage, liability and expense whatsoever, as incurred, including, without limitation, reasonable costs of any investigation, legal and other fees and expenses incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted, to which the Indemnified Party may become subject under any applicable federal or state law (whether in tort, contract or on any other basis) or otherwise, (i) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement (including documents, incorporated by reference) (the “Registration Statement”) or in any other written or oral communication provided by or on behalf of the Company to any actual or prospective purchaser of the securities or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) related to the performance by the Indemnified Party of the services contemplated by this letter agreement (including, without limitation, the offer and sale of the Securities) and will reimburse the Indemnified Party for all expenses (including legal fees and expenses) in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not the Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by the Company. The Company will not be liable under clause (ii) of the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court or arbitrator, not subject to appeal or further appeal, to have resulted directly from the Indemnified Party’s willful misconduct or gross negligence. The Company also agrees that the Indemnified Party shall have no liability (whether direct or indirect, in contract, tort or otherwise) to the Company related to, or arising out of, the engagement of the Indemnified Party pursuant to, or the performance by the Indemnified Party of the services contemplated by, this letter agreement except to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court or arbitrator, not subject to appeal or further appeal, to have resulted directly from the Indemnified Party’s willful misconduct or gross negligence.
If the indemnity provided above shall be unenforceable or unavailable for any reason whatsoever, the Company, its successors and assigns, shall contribute to all such losses, claims, damages, liabilities and expenses (including, without limitation, all costs of any investigation, legal or other fees and expenses incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted) (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and DJSI under the terms of this letter agreement or (ii) if the allocation provided for by clause (i) of this sentence is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i), but also the relative fault of the Company and DJSI in connection with the matter(s) as to which contribution is to be made. The relative benefits received by the Company and DJSI shall be deemed to be in the same proportion as the fee the Company actually pays to DJSI bears to the total value of the consideration paid or to be paid to the Company and/or the Company’s shareholders in the Registered Placement. The relative fault of the Company and DJSI shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by DJSI and the Company’s and DJSI’s relative intent, knowledge, access to information and opportunity to correct. The Company and DJSI agree that it would not be just or equitable if contribution pursuant to this paragraph were determined by pro rata allocation or by any other method of allocation which does not take into account these equitable considerations. Notwithstanding the foregoing, to the extent permitted by law, in no event shall the Indemnified Party’s share of such losses, claims,

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damages, liabilities and expenses exceed, in the aggregate, the fee actually paid to the Indemnified Party by the Company. The Company further agrees that, without DJSI’s prior written consent, which consent will not be unreasonably withheld, it will not enter into any settlement of a lawsuit, claim or other proceeding arising out of the transactions contemplated by this agreement unless such settlement includes an explicit and unconditional release from the party bringing such lawsuit, claim or other proceeding of all such lawsuits, claims, or other proceedings against the Indemnified Parties.
The Indemnified Party will give prompt written notice to the Company of any claim for which it seeks indemnification hereunder, but the omission to so notify the Company will not relieve the Company from any liability which it may otherwise have hereunder except to the extent that the Company is damaged or prejudiced by such omission or from any liability it may have other than under this Appendix A In addition to the Company’s other obligations hereunder and without limitation, the Company agrees to pay monthly, upon receipt of itemized statements therefore, all reasonable fees and expenses of counsel incurred by an Indemnified Party in defending any claim of the type set forth in the preceding paragraphs or in producing documents, assisting in answering any interrogatories, giving any deposition testimony or otherwise becoming involved in any action or response to any claim relating to the engagement referred to herein, or any of the matters enumerated in the preceding paragraphs, whether or not any claim is made against an Indemnified Party or an Indemnified Party is named as a party to any such action.